------------------------
        FORM 4
------------------------

                                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
                                                   WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:     3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires: January 31, 2005
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(h) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
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1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer

   O'DONNELL JOSEPH M.                    ARTESYN TECHNOLOGIES, INC. (ATSN)                 (Check all applicable)

------------------------------------------------------------------------------------     x   Director                10% Owner
   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for          ___                     ___
                                          Security Number        Month/Year              x   Officer (give            Other specify
                                          of Reporting                                  ___  (title below)      ____ (below
                                          Person                 Mar. 10, 2003               below)
                                          (Voluntary)
  7900 GLADES ROAD, SUITE 500                                                                Chairman, President & CEO

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               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          x   Form filed by One Reporting Person
                                                                                         ___
                                                                                              Form filed by More than One Reporting
        BOCA RATON, FL 33434                                                             ___  Person
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   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            2A. Deemed      Code         ------------------------------- Owned Follow-  (D) or    Indirect
1.                    Transaction   Execution Day   (Instr. 8)                   (A)             ing Reported   Indirect  Beneficial
Title of Security     Date             if any       ------------     Amount      or     Price    Transaction    (I)       Ownership
(Instr. 3)            (mm/dd/yy)     (mm/dd/yy)      Code     V                  (D)             (Inst.3 and4)  (Instr.4) (Instr. 4)
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

COMMON STOCK                                                                                      181,349          D
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                                                                                                                        Page 1 of 3

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                           5.                              7.                         ative     Deriv-   11.
             sion                              Number of                       Title and Amount           Secur-    ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-  tion    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
INCENTIVE
STOCK
OPTION
(RIGHT
TO BUY)     $11.2500                                                  02/15/06  COMMON    75,000           75,000   D
                                                                                STOCK
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INCENTIVE
STOCK
OPTION
(RIGHT
TO BUY)     $16.0000                                                  05/02/06  COMMON    75,000           75,000   D
                                                                                STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $3.20   3/10/03            A        75,000       (1)      03/10/08  COMMON    75,000           75,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $1.8300                                          (1)      11/01/07  COMMON    30,000           30,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.4800                                          (1)      08/16/07  COMMON    30,000           30,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.6500                                          (1)      08/08/07  COMMON   100,000          100,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $2.6875                                                   06/29/04  COMMON   240,000          240,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $7.1875                                                   07/28/05  COMMON     6,900            6,900   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $7.2000                                                   10/24/06  COMMON    70,000           70,000   D
BUY)                                                                            STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)     $9.1875                                                   04/04/06  COMMON    70,000           70,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT     $10.0938                                                   03/28/06  COMMON     7,500            7,500   D
TO BUY)                                                                         STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $10.2500                                                   01/18/07  COMMON    75,000           75,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT     $10.4375                                                   03/29/06  COMMON     7,500            7,500   D
TO BUY)                                                                         STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $10.8125                                                   03/30/06  COMMON     7,500            7,500   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $11.1563                                                   03/27/06  COMMON     7,500            7,500   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $11.6250                                          01/25/98 01/25/06  COMMON     4,965            4,965   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $16.0000                                                   07/22/03  COMMON    75,000           75,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT
TO BUY)    $18.0000                                          05/08/98 05/08/07  COMMON    74,000           74,000   D
                                                                                STOCK
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT                                                                          COMMON
TO BUY)   $19.9375                                                    03/03/05  STOCK     66,000           66,000   D
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT                                                                          COMMON
TO BUY)   $20.1250                                                    03/09/05  STOCK      1,500            1,500   D
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT                                                                          COMMON
TO BUY)   $23.5625                                                    05/12/05  STOCK     70,000           70,000   D
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NON-
QUALIFIED
STOCK
OPTION
(RIGHT                                                                          COMMON
TO BUY)   $24,8750                                                    07/22/04  STOCK     70,000           70,000   D
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Explanation of Responses:

(1) 50% vest after the second anniversary of the date of grant and an additional 50% vest after the third anniversary, subject to price performance of the Issuer's common stock; 100% will vest 58 months from the date of grant regardless of the performance of the stock price.


                                                          /s/ GISELLE HURWITZ                                    March 11, 2003
                                                         ----------------------------------------            ---------------------
                                                          **Signature of Reporting Person                             Date
                                                          By:  Giselle Hurwitz
                                                          For: Joseph M. O'Donnell


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*  If the form is filed  by more  than one  reporting  person,  see  Instruction
   4(b)(v).
** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

o Potential persons who are to respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB Number.

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